Exhibit 1.1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CIS Acquisition Ltd.

Incorporated on the 28th of November, 2011

Incorporated on 28 November 2011

Amended and restated on 13 February 2012

Amended and restated on 19 December 2012

Amended and restated 21 December 2012

FH Corporate Services Ltd.

FH Chambers

P.O. Box 4649

Road Town

Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CIS Acquisition Ltd.

1.	NAME

The name of the company is CIS Acquisition Ltd.

2.	STATUS

The Company is a company limited by shares.

3.	REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Company is FH Chambers. P.O. Box 4649, Road Town, Tortola, British Virgin Islands VG1110.

The registered agent of the Company is FH Corporate Services Ltd., FH Chambers, P.O. Box 4649, Road Town, Tortola, British Virgin Islands VG1110.

4.	CAPACITY AND POWERS

(1)	Subject to the Act, any other British Virgin Islands legislation and the provisions of clause 4(2) below, the Company has, irrespective of corporate benefit:

i.	full capacity to carry on or undertake any business or activity, do any actor enter into any transaction; and

ii.	for the purposes of paragraph (i), full rights, powers and privileges.

(2)	In the event an Acquisition Transaction is not consummated prior to the Termination Date, then on the Termination Date the capacity and purposes of the Company shall automatically, with no action required by the Board or the shareholders, be limited to effecting and implementing the dissolution and liquidation of the Company and the taking of any other actions expressly required to be taken under this Memorandum and the Articles on or after the Termination Date and the Company’s powers shall thereupon be limited to those set forth in the Act and any other British Virgin Islands legislation and as otherwise may be necessary to implement the limited purposes of the Company as provided in this Memorandum and the Articles. This Clause 4(2) may not be amended without the affirmative vote of at least 80% of the holders of outstanding IPO Shares.

5.	NUMBER AND CLASSES OF SHARES

The Company is authorised to issue up to 155,000,000 shares of par value of US$0.0001 divided into the following classes of shares:

i.	25,000,000 class A shares with a par value of US$0.0001 (“Class A Shares”);

ii.	25,000,000 class B shares with a par value of US$0.0001 (“Class B Shares);

iii.	25,000,000 class C shares with a par value of US$0.0001 (“Class C Shares”);

iv.	75,000,000 ordinary shares with a par value of US$0.0001 (“Ordinary Shares”);and

v.	5,000,000 preferred shares with a par value of US$0.0001 (“Preferred Shares”).

6.	RIGHTS ATTACHING TO SHARES

(1)	The Class A, Class B, Class C Shares and Ordinary Shares confers on the holder:

a.	Except as specified in this Memorandum or in the Articles, the right to one vote at a meeting of the Members or on any Resolution of Members;

b.	an equal share in any distribution made by the Company;

c.	unless otherwise agreed by the Member, the right to an equal share in the distribution of the surplus assets of the Company on a winding up.

(2)	Preferred Shares. The Board may, by amendment to this Memorandum in accordance with clause 10 below, from time to time create and constitute (or re-designate, as the case may be), such further class or classes of Preferred Shares (and designate series within such Preferred Shares) with such name or names and with such preferred, deferred or other rights or such restrictions, whether in regard to voting, dividends, distributions, liquidations or otherwise as the Board may, by resolution of Directors determine (a “Preferred Share Designation”) and as may be permitted by the Act.

The Shares of the Company shall initially be issued in one of three classes as follows:

i.	Class A Shares. Holders of Class A Shares are entitled to cause the Company to redeem all or a portion of such Class A Shares in connection with the Acquisition Transaction for a pro rata portion of the Trust Account, based on the total number of IPO Shares, as described in Article 131 of the Articles of Association. If the Company elects to grant the holders of IPO Shares redemption rights by means of a Post-Acquisition Tender Offer, then each Class A Share outstanding as of the closing of the Acquisition Transaction will automatically be converted into a Class B Share immediately following consummation of the Acquisition Transaction.

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ii.	Class B Shares. Holders of Class B Shares have the same rights as holders of Class A Shares, except that Class B Shares may not be issued until such time as all issued and outstanding Class A Shares are converted into Class B Shares pursuant to Article 131 of the Articles, and holders of Class B Shares have the right to participate in a Post-Acquisition Tender Offer.

iii.	Class C Shares. Holders of Class C Shares have the same rights as holders of Class A Shares, except that holders of Class C Shares are not entitled to (1) cause the Company to redeem all or any portion of such Class C Shares in connection with the Acquisition Transaction, (2) share ratably in the Trust Account or (3) participate in a Post-Acquisition Tender Offer.

iv.	Automatic Conversion. The Class A Shares, Class B Shares and Class C Shares will be automatically converted into Ordinary Shares (i) five business days after the consummation of an Acquisition Transaction if no Class B Shares are issued and outstanding or, (ii) if any Class B Shares are issued and outstanding, then five business days after the completion of the Post Acquisition Tender Offer. The conversion shall be on a one-for-one basis of the then issued and outstanding Class B and Class C Shares. Following the automatic conversion, only one class of Shares will be authorized, which will be referred to as “Ordinary Shares”.

7.	VARIATION OF CLASS RIGHTS

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Company is being wound-up, may be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the Votes cast at a separate meeting of the holders of the shares of the class or series.

8.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9.	REGISTERED SHARES

The Company shall issue registered shares only, and such shares may be in full or fractional form. The Company is not authorised to issue bearer shares, convert registered shares to bearer shares, or exchange registered shares for bearer shares.

10.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

The Company may amend its Memorandum or Articles by a Resolution of Members or a Resolution of Directors, save that no amendment may be made by a Resolution of Directors (other than any such amendments required to increase the number of Ordinary Shares and create and constitute the Preferred Shares and the rights, restrictions and preferences attached thereto pursuant to the provisions of this Memorandum):

a.	to restrict the rights or powers of the Members to amend the Memorandum or Articles;

b.	to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;

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c.	in circumstances where the Memorandum or Articles cannot he amended by the Members;

d.	to clauses 6, 7, 8 or this clause 10;

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11.	DEFINITIONS

The meanings of words in this Memorandum are as defined in this Memorandum or as defined in the Article annexed hereto. Additionally, certain of the terms contained in this Memorandum that are listed in the first column of the table below, unless the context otherwise requires, shall bear the meaning set opposite them respectively in the second column.

“Acquisition Transaction”	the acquisition by the Company, whether by merger, share exchange, asset or stock acquisition or other similar type of transaction, of one or more Target Businesses, provided, however, that to qualify as an Acquisition Transaction, the Company must acquire a controlling interest in the Target Business representing control of more than 50% of the voting rights of the Target Business and control of the majority of any governing body of the Target Business.
“Act”	BVI Business Companies Act, 2004, as amended.
“Company”	CIS Acquisition Ltd.
“Class A Shares”	shall have the meaning set forth in Clause 5(i) above.
“Class B Shares”	shall have the meaning set forth in Clause 5(ii) above.
“Class C Shares”	shall have the meaning set forth in Clause 5(iii) above.
“Exchange Act”	Securities Exchange Act of 1934, as amended.
“Filing Date”	shall have the meaning set forth Clause 131(C) above.
“Form 6-K”	shall have the meaning set forth in Clause 131(C) above.
“Founders”	the shareholders of the Company prior to the IPO, the directors and officers of the Company, and their affiliates.
“IPO Shares”	the shares of the Company included in the units issued in the IPO, excluding any Class C Shares issued prior to the conversion of any Class A Shares or Class B Shares into Ordinary Shares.
“Ordinary Shares”	shall have the meaning set forth in Clause 5(iv) above.
“Post-Acquisition Tender Offer”	shall have the meaning set forth in Clause 131(C) above.
“Pre-Acquisition Tender Offer”	shall have the meaning set forth in Clause 131(B) above.
“Redemption Threshold Percentage”	shall have the meaning set forth in Clause 131(A) above.
“Registration Statement”	the Company’s registration statement on Form F-l filed with the SEC with respect to an IPO.
“SEC”	Securities Exchange Commission.
“Shares”	collectively, the Class A Shares, Class B Shares, Class C Shares, the Ordinary Shares and Preferred Shares.

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“Target Acquisition Period”	the period from the effectiveness of the Registration Statement filed in connection with the Company’s initial public offering of securities with the Securities and Exchange Commission up to and including the first to occur of (x) consummation by the Company of an Acquisition Transaction or (y) the Termination Date, provided, however, that if the Company elects to complete a Post-Acquisition Tender Offer and has consummated an Acquisition Transaction prior to the Termination Date, the Target Acquisition Period shall terminate upon consummation of the Post-Acquisition Tender Offer.
“Target Business”	one or more operating businesses whose fair market value, either individually or collectively, is equal to at least 80% of the amount in the trust account (excluding deferred underwriting discounts and commissions and taxes payable) at the time of such Acquisition Transaction.
“Termination Date”	18 months (or-21 months, if the Company enters into a letter of intent, agreement in principle or definitive agreement with respect to an Acquisition Transaction prior to the expiration of such 18 month period) after the consummation of the IPO.
“Trust Account”	shall have the meaning set forth in Article 131(C) above.

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We, CODAN TRUST COMPANY (B.V.I.) LTD., registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG 1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin lslands hereby sign these Memorandum of Association on the 28th of November, 2011:

Incorporator

CODAN TRUST COMPANY (B.V.I.) Ltd

Sgd. Michael Wood

Per:
Michael Wood
For and on behalf of
Codan Trust Company (B.V.I) Ltd.

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